Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111

L-3 Announces Fourth Quarter 2013 Results

•	Diluted earnings per share from continuing operations of $2.17
•	Net sales of $3.3 billion
•	Net cash from operating activities of $646 million
•	Funded orders of $3.0 billion, funded backlog of $10.3 billion
•	Issues initial financial guidance for 2014

NEW YORK, January 30, 2014 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) from continuing operations of $2.17 for the quarter ended December 31, 2013 (2013 fourth quarter), compared to $2.25 for the quarter ended December 31, 2012 (2012 fourth quarter). Net sales of $3.3 billion for the 2013 fourth quarter decreased by 9% compared to the 2012 fourth quarter.

“We performed well in the fourth quarter amid very challenging conditions caused by declining U.S. national security budgets and sequestration. We generated solid operating margin and cash flow despite declining sales,” said Michael T. Strianese, chairman, president and chief executive officer. “We also expanded our international and commercial business, which partially offset declines in our U.S. national security business. Our consistent and strong program execution, combined with cost take out measures, continues to drive our performance as we focus on growing in areas that align with our customers’ priorities.”

“Our acquisition in December of Mustang Technology Group, a developer and manufacturer of radar-based sensors and systems, adds important synergies, technologies and customers in our Electronic Systems segment. Mustang is another example of a niche acquisition that enhances L-3’s portfolio with innovative and disruptive products to grow our market share. We also continued to deploy our cash flow to increase shareholder value, with $444 million of cash returned to shareholders during the quarter and $1 billion for 2013, through repurchases and dividends.”

Key competitive contract wins for the quarter included: (1) a contract to design, manufacture and test Medium Range Ballistic Missile (MRBM) target launch vehicles and support equipment for the U.S. Missile Defense Agency (MDA), (2) a contract to design and develop a next generation transmission system for the U.S. Army’s Gemini Transmission program to modernize its ground combat vehicles, (3) a contract to provide network operations support to the U.S. Strategic Command for the Phoenix Air to Ground Communications Network (PAGCN) Contractor Logistics Support program, (4) a contract to design, build and install mission-critical shelters and electromagnetic shielding at the MDA’s Aegis Ashore site in Romania, and (5) a contract to provide Cathay Pacific Airlines full motion flight simulators and support for its Airbus 350 fleet.

L-3 Announces Results for the 2013 Fourth Quarter	Page 2

L-3 Consolidated Results

	Fourth Quarter Ended		Increase/ (decrease)	Year Ended Dec. 31,		Increase/ (decrease)
($ in millions, except per share data)	2013	2012		2013	2012
Net sales	$3,256	$3,560	(8.5)%	$12,629	$13,146	(3.9)%
Operating income	$324	$364	(11.0)%	$1,258	$1,351	(6.9)%
Operating margin	10.0%	10.2%	(20) bpts	10.0%	10.3%	(30) bpts
Interest expense	$46	$46	nm	$177	$184	(3.8)%
Interest and other income, net	$4	$2	nm	$15	$8	nm
Debt retirement charge	$—	$5	nm	$—	$13	nm
Effective income tax rate	29.4%	31.7%	(230) bpts	28.2%	32.2%	(400) bpts
Net income from continuing operations attributable to L-3	$196	$212	(7.5)%	$778	$782	(0.5)%
Diluted EPS from continuing operations	$2.17	$2.25	(3.6)%	$8.54	$8.01	6.6%
Diluted weighted average common shares outstanding	90.5	94.3	(4.0)%	91.1	97.6	(6.7)%
nm – not meaningful

Fourth Quarter Results of Operations:  For the 2013 fourth quarter, consolidated net sales of $3.3 billion decreased $304 million, or 9%, compared to the 2012 fourth quarter as lower sales to the Department of Defense (DoD) impacted each segment. Net sales to international and commercial customers increased 8%, or $73 million, to $970 million in the 2013 fourth quarter, compared to $897 million in the 2012 fourth quarter. Net sales to international and commercial customers, as a percentage of consolidated net sales, increased to 30% for the 2013 fourth quarter compared to 25% for the 2012 fourth quarter.

Operating income for the 2013 fourth quarter of $324 million decreased $40 million, or 11%, as compared to the 2012 fourth quarter. Operating income as a percentage of sales (operating margin) decreased by 20 basis points to 10.0% for the 2013 fourth quarter compared to 10.2% for the 2012 fourth quarter. The decrease in operating margin is primarily due to lower sales and higher severance costs. The 2013 fourth quarter included severance charges that reduced operating income by $11 million ($7 million after taxes, or $0.08 per diluted share) compared to severance charges of $6 million ($4 million after taxes, or $0.04 per diluted share) in the 2012 fourth quarter, reducing operating margin by 10 basis points. See segment results below for additional discussion of sales and operating margin trends.

Interest and other income, net, in the 2013 fourth quarter increased primarily due to a $2 million non-cash impairment charge recorded in 2012 for the dissolution of an unconsolidated joint venture.

The effective tax rate for the 2013 fourth quarter decreased to 29.4% from 31.7% for the same period last year. The decrease is primarily due to $8 million related to certain deferred tax benefits and $4 million for the U.S. Federal research and experimentation tax credit.

Net income from continuing operations attributable to L-3 in the 2013 fourth quarter decreased 8% to $196 million compared to the 2012 fourth quarter, and diluted EPS from continuing operations decreased 4% to $2.17 from $2.25. Diluted weighted average common shares outstanding for the 2013 fourth quarter declined by 4% compared to the 2012 fourth quarter due to repurchases of L-3 common stock.

Full Year Results of Operations:  For the year ended December 31, 2013, consolidated net sales of $12.6 billion decreased $517 million, or 4%, compared to the year ended December 31, 2012 as lower sales to the DoD caused by declining budgets, sequestration cuts and the continuing U.S. military drawdown from Afghanistan impacted each segment. Acquired businesses(1), which are all included in the Electronic Systems segment, added $81 million to net sales in the year ended December 31, 2013. Net sales to international and commercial customers increased 11%, or $341 million, to $3,461 million in the year ended December 31, 2013, including $74 million from acquired businesses, compared to $3,120 million in the year ended December 31, 2012. Net sales to international and commercial customers, as a percentage of consolidated net sales, increased to 27% for the year ended December 31, 2013 compared to 24% for the year ended December 31, 2012.

(1)

Net sales from acquired businesses are comprised of: (i) net sales from business acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2013 Fourth Quarter	Page 3

Operating income for the year ended December 31, 2013 of $1,258 million decreased $93 million, or 7%, as compared to the year ended December 31, 2012. Operating margin decreased by 30 basis points to 10.0% for the year ended December 31, 2013 compared to 10.3% for the year ended December 31, 2012. The decrease in operating margin is primarily due to higher design and production costs for the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) segment. Acquired businesses reduced operating margin by 10 basis points and higher pension expense of $11 million ($7 million after income taxes, or $0.08 per diluted share) reduced operating margin by 10 basis points. Additionally, the years ended December 31, 2013 and 2012 included severance charges that reduced operating income. In 2013, the severance charges were $29 million ($18 million after income taxes, or $0.20 per diluted share) compared to $23 million ($14 million after income taxes, or $0.14 per diluted share) for 2012. See segment results below for additional discussion of sales and operating margin trends.

Interest expense for the year ended December 31, 2013 declined by $7 million due to lower outstanding debt, which reduced interest expense by $21 million, partially offset by $14 million of interest expense that was allocated to discontinued operations in 2012. The increase in interest and other income, net, was primarily due to a $5 million non-cash impairment charge recorded in 2012 for the dissolution of an unconsolidated joint venture.

The effective tax rate for the year ended December 31, 2013 decreased to 28.2% from 32.2% for the same period last year. The decrease is primarily due to tax benefits in the year ended December 31, 2013 of: (1) $33 million ($0.36 per diluted share) for the U.S. Federal research and experimentation tax credit retroactively reinstated in 2013, of which $17 million ($0.19 per diluted share) relates to 2012, and (2) $8 million related to deferred tax benefits.

Net income from continuing operations attributable to L-3 in the year ended December 31, 2013 decreased 1% to $778 million compared to the year ended December 31, 2012, and diluted EPS from continuing operations increased 7% to $8.54 from $8.01. Diluted weighted average common shares outstanding for the year ended December 31, 2013 declined by 7% compared to the year ended December 31, 2012 due to repurchases of L-3 common stock.

Orders:  Funded orders for the 2013 fourth quarter were $3.0 billion, a decline of 11% compared to the 2012 fourth quarter. Funded orders for the year ended December 31, 2013 were $12.1 billion compared to $13.8 billion for the year ended December 31, 2012. Funded backlog declined 5% to $10.3 billion at December 31, 2013, compared to $10.9 billion at December 31, 2012.

Cash flow and cash returned to shareholders:  Net cash from operating activities from continuing operations increased by $107 million, or 20%, to $646 million for the 2013 fourth quarter, compared to $539 million for the 2012 fourth quarter. Net cash from operating activities from continuing operations increased by $32 million, or 3%, to $1,263 million for the year ended December 31, 2013, compared to $1,231 million for the year ended December 31, 2012. The increase in net cash from operating activities from continuing operations in both periods was primarily due to a decrease in working capital and reduced income tax payments and pension contributions. The table below summarizes the cash returned to shareholders during the 2013 and 2012 fourth quarter periods, and the years ended December 31, 2013 and 2012.

	Fourth Quarter Ended		Year Ended Dec. 31,
($ in millions)	2013	2012	2013	2012
Net cash from operating activities from continuing operations	$646	$539	$1,263	$1,231
Capital expenditures, net of dispositions	(60)	(87)	(197)	(205)
Income tax payments attributable to discontinued operations	—	—	—	24

Free cash flow(1)	$586	$452	$1,066	$1,050

Dividends paid	$48	$46	$199	$195
Common stock repurchases	396	368	800	872

Cash returned to shareholders	$444	$414	$999	$1,067

Percent of free cash flow returned to shareholders	76%	92%	94%	102%

(1)  Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment) plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

L-3 Announces Results for the 2013 Fourth Quarter	Page 4

Reportable Segment Results

C3ISR

	Fourth Quarter Ended			Year Ended Dec. 31,
($ in millions)	2013	2012	Decrease	2013	2012	Decrease
Net sales	$846	$967	(12.5)%	$3,367	$3,601	(6.5)%
Operating income	$77	$92	(16.3)%	$301	$364	(17.3)%
Operating margin	9.1%	9.5%	(40) bpts	8.9%	10.1%	(120) bpts

Fourth Quarter: C3ISR net sales for the 2013 fourth quarter decreased by $121 million, or 13%, compared to the 2012 fourth quarter. Sales decreased by $63 million for networked communication systems and $58 million for ISR Systems. The decrease in sales for networked communication systems was due to: (1) lower volume primarily for airborne and ground-based systems due to contracts nearing completion, declining demand caused by sequestration and other DoD budget reductions and the U.S. military drawdown from Afghanistan and (2) lower U.S. Army demand for remote video terminals primarily due to the U.S. military drawdown from Afghanistan. The decrease in sales for ISR Systems was primarily due to $39 million of lower volume for small ISR aircraft systems primarily due to the U.S. military drawdown from Afghanistan and $35 million of lower volume primarily for logistics support and fleet management services for U.S. Government customers. These decreases were partially offset by $16 million of higher volume on ISR platforms for foreign military customers.

C3 ISR operating income for the 2013 fourth quarter of $77 million, which included severance charges of $3 million, decreased by $15 million, or 16%, compared to the 2012 fourth quarter. Operating margin decreased by 40 basis points to 9.1%. Higher pension expense and severance charges reduced operating margin by 60 basis points. These decreases were partially offset by an increase of 20 basis points primarily due to improved productivity on certain contracts for ISR Systems.

Full Year: C3ISR net sales for the year ended December 31, 2013 decreased by $234 million, or 7%, compared to the year ended December 31, 2012. Sales decreased $208 million for networked communication systems and $26 million for ISR Systems. The decrease in sales for networked communication systems was due to: (1) lower U.S. Army demand for remote video terminals due to the U.S. military drawdown from Afghanistan, (2) lower volume primarily for airborne and ground-based systems and vehicle mounted satellite communication ground stations due to contracts nearing completion and declining demand caused by sequestration and other DoD budget reductions, and (3) lower productivity due to the implementation of new enterprise resource planning (ERP) systems during the third quarter, which caused sales volume to decline by $45 million. The decrease in sales for ISR Systems was primarily due to $154 million of lower volume for small ISR aircraft systems due to the U.S military drawdown from Afghanistan. This decrease was partially offset by $78 million of higher volume on ISR platforms for foreign military customers and $50 million of small ISR aircraft sales to the DoD.

C3ISR operating income for the year ended December 31, 2013 of $301 million, which included severance charges of $8 million, decreased by $63 million, or 17%, compared to the year ended December 31, 2012. Operating margin decreased by 120 basis points to 8.9%. Operating margin declined by: (1) 150 basis points primarily due to higher design and production costs for networked communication systems, (2) 60 basis points due to higher pension expense and severance charges, and (3) 30 basis points for higher costs and lower productivity due to the implementation of new ERP systems at networked communication systems. These decreases were partially offset by 70 basis points primarily due to improved productivity on certain contracts and 50 basis points due to sales mix changes primarily for ISR Systems.

Electronic Systems

	Fourth Quarter Ended		Decrease	Year Ended Dec. 31,
($ in millions)	2013	2012		2013	2012	Decrease
Net sales	$1,484	$1,617	(8.2)%	$5,524	$5,677	(2.7)%
Operating income	$177	$192	(7.8)%	$645	$672	(4.0)%
Operating margin	11.9%	11.9%	— bpts	11.7%	11.8%	(10) bpts

Fourth Quarter: Electronic Systems net sales for the 2013 fourth quarter decreased by $133 million, or 8%, compared to the 2012 fourth quarter. Sales declined: (1) $69 million for Microwave Products primarily due to lower DoD demand for mobile and ground-based satellite communication systems, (2) $63 million for Precision Engagement due to declining DoD demand caused by sequestration primarily for ordnance and guidance products, and (3) $30 million for Simulation & Training due to reduced deliveries of U.S. Army rotary wing training systems for the Flight School XXI program. These declines were partially offset by $29 million of higher sales primarily for Marine & Power Systems due to the timing of deliveries of commercial shipbuilding products.

L-3 Announces Results for the 2013 Fourth Quarter	Page 5

Electronic Systems operating income for the 2013 fourth quarter of $177 million, which included severance charges of $6 million, decreased by $15 million, or 8%, compared to the 2012 fourth quarter. Operating margin remained the same at 11.9% as improved contract performance across several business areas, including Space & Propulsion Systems and Microwave Products, was offset by sales declines and mix changes.

Full Year: Electronic Systems net sales for the year ended December 31, 2013 decreased by $153 million, or 3%, compared to the year ended December 31, 2012. Sales declined: (1) $140 million for Microwave Products due to reduced deliveries of power devices for commercial satellite communication systems and mobile and ground-based satellite communication systems for the U.S. military as programs ended, (2) $40 million for Space & Propulsion Systems due to certain funding constraints for the MDA’s air-launched target programs, (3) $39 million for Sensor Systems due to lower volume primarily for airborne EO/IR turrets for the U.S. Army Persistent Threat Detection System (PTDS) contract due to the U.S. military drawdown from Afghanistan, (4) $35 million for Security & Detection Systems due to lower orders from the Transportation Security Administration (TSA) caused by U.S. Government sequestration cuts and the completion of certain international contracts, and (5) $31 million for Precision Engagement primarily due to programs for ordnance products ending. These decreases were partially offset by a sales increase of $35 million primarily for Warrior Systems due to increased demand for holographic weapon sights for the commercial sporting and recreation markets and $16 million for Simulation & Training due to upgrades for F/A-18 flight simulator trainers and volume on new commercial aircraft simulation contracts. Sales also increased by $81 million primarily due to the Link U.K. and L-3 KEO acquisitions.

Electronic Systems operating income for the year ended December 31, 2013 of $645 million, which included severance charges of $19 million, decreased by $27 million, or 4%, compared to the year ended December 31, 2012. Operating margin decreased by 10 basis points to 11.7%. Sales declines and mix changes were mostly offset by improved contract performance across several business areas, including Space & Propulsion Systems and Microwave Products. Sales from acquired businesses reduced operating margin by 20 basis points.

Platform & Logistics Solutions (P&LS)

	Fourth Quarter Ended			Year Ended Dec. 31,
($ in millions)	2013	2012	Decrease	2013	2012	Decrease
Net sales	$616	$629	(2.1)%	$2,443	$2,483	(1.6)%
Operating income	$51	$57	(10.5)%	$227	$236	(3.8)%
Operating margin	8.3%	9.1%	(80)bpts	9.3%	9.5%	(20)bpts

Fourth Quarter: P&LS net sales for the 2013 fourth quarter decreased by $13 million, or 2%, compared to the 2012 fourth quarter. Platform Solutions sales decreased by $31 million, which was partially offset by a sales increase of $18 million for Logistics Solutions. The Platform Solutions sales decrease was primarily due to lower volume for U.S. Navy maritime patrol aircraft resulting from reduced funding caused by the U.S. Government sequestration cuts and lower U.S. Air Force (USAF) Joint Cargo Aircraft (JCA) volume as the program nears completion, partially offset by Australia C-27J aircraft due to timing of contract deliverables. The increase in Logistics Solutions was primarily due to increased volume for field maintenance and sustainment services for USAF training aircraft driven by a new competitively won contract and U.S. Army C-12 aircraft.

P&LS operating income for the 2013 fourth quarter of $51 million, which included severance charges of $2 million, decreased by $6 million, or 11%, compared to the 2012 fourth quarter. Operating margin decreased by 80 basis points to 8.3% primarily due to lower margin sales mix for Logistics Solutions, partially offset by improved contract performance for Platform Solutions.

Full Year: P&LS net sales for the year ended December 31, 2013 decreased by $40 million, or 2%, compared to the year ended December 31, 2012 due to a sales decline for Logistics Solutions. Platform Solutions sales remained substantially the same as 2012. The decrease in Logistics Solutions was primarily due to the competitive loss of a task order for U.S. Army contract field team support services in Southwest Asia, which was completed in 2012, and reduced fleet management services due to the loss of the Joint Primary Aircraft Training Systems (JPATS) contract for the USAF. These decreases were partially offset by increased volume for field maintenance and sustainment services for USAF training aircraft and U.S. Army C-12 aircraft. For Platform Solutions, higher volume on USAF EC-130 and international head of state aircraft, and aircraft maintenance for the Canadian Department of National Defence was offset by lower volume for U.S. Navy maritime patrol aircraft and JCA, as well as reduced deliveries of aircraft cabin assemblies.

L-3 Announces Results for the 2013 Fourth Quarter	Page 6

P&LS operating income for the year ended December 31, 2013 of $227 million, which included severance charges of $2 million, decreased by $9 million, or 4%, compared to the year ended December 31, 2012. Operating margin decreased by 20 basis points to 9.3% primarily due to the decrease in sales for Logistics Solutions.

NSS

	Fourth Quarter Ended			Year Ended Dec. 31,		Increase/
($ in millions)	2013	2012	Decrease	2013	2012	(decrease)
Net sales	$310	$347	(10.7)%	$1,295	$1,385	(6.5)%
Operating income	$19	$23	(17.4)%	$85	$79	7.6%
Operating margin	6.1%	6.6%	(50) bpts	6.6%	5.7%	90 bpts

Fourth Quarter: NSS net sales for the 2013 fourth quarter decreased by $37 million, or 11%, compared to the 2012 fourth quarter. The decrease in sales was primarily due to lower demand for a technical support contract for a U.S. Government agency due to U.S. Government sequestration cuts, and less demand for U.S. Special Operations Command (USSOCOM) information technology (IT) support services, as our previous single-award contract converted to several multiple-award contracts, which reduced our workshare.

NSS operating income for the 2013 fourth quarter of $19 million decreased by $4 million, or 17%, compared to the 2012 fourth quarter. Operating margin decreased by 50 basis points to 6.1%. Operating margin decreased by 140 basis points primarily due to lower sales and mix changes and 20 basis points due to the timing of award fees for intelligence support services. These decreases were partially offset by 60 basis points due to 2012 fourth quarter legal fees of $2 million related to a supplier dispute, which did not recur, 30 basis points for improved contract performance and 20 basis points due to lower operating costs.

Full Year: NSS net sales for the year ended December 31, 2013 decreased by $90 million, or 7%, compared to the year ended December 31, 2012 primarily due to reasons similar to those discussed above for the 2013 fourth quarter.

NSS operating income for the year ended December 31, 2013 of $85 million increased by $6 million, or 8%, compared to the year ended December 31, 2012. Operating margin increased by 90 basis points to 6.6%. Operating margin increased by: (1) 70 basis points due to legal fees of $5 million related to a supplier dispute and a $4 million inventory write-down of security and safety equipment in 2012, which did not recur in 2013, (2) 50 basis points due to lower operating costs, and (3) 40 basis points for improved contract performance. These increases were partially offset by 70 basis points primarily due to lower sales and mix changes.

L-3 Announces Results for the 2013 Fourth Quarter	Page 7

Financial Guidance

Based on information known as of today, the company issued initial consolidated and segment financial guidance for the year ending December 31, 2014. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 8 and the company undertakes no duty to update its guidance.

Consolidated 2014 Financial Guidance
($ in millions, except per share data)
Net sales	$ 11,900 to $12,100
Operating margin	10.5%
Interest expense	$ 176
Interest and other income	$ 14
Effective tax rate	33.0%
Diluted shares	87.5
Diluted EPS from continuing operations	$ 8.15 to $8.35
Net cash from operating activities from continuing operations	$ 1,195
Capital expenditures, net of dispositions of property, plant and equipment	(195)
Free cash flow	$ 1,000

Segment 2014 Financial Guidance
($ in millions)

Net Sales:
C3ISR	$3,075 to $3,175
Electronic Systems	$5,275 to $5,375
P&LS	$2,350 to $2,450
National Security Solutions	$1,100 to $1,200

Operating Margins:
C3ISR	11.2% to 11.4%
Electronic Systems	11.0% to 11.2%
P&LS	9.5% to 9.7%
National Security Solutions	7.3% to 7.5%

The consolidated 2014 guidance assumes: (1) the U.S. Federal research and experimentation tax credit that expired on December 31, 2013, is not extended, which increases the effective tax rate by 130 basis points and reduces EPS by $0.16, and (2) share repurchases of $500 million.

Additional financial information regarding the 2013 fourth quarter and full year results is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2013 Fourth Quarter	Page 8

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, January 30, 2014 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m. ET

10:00 a.m. CT

  9:00 a.m. MT

  8:00 a.m. PT

Listeners may access the conference call live over the Internet at the company’s website at:

  http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (877) 344-7529 (passcode: 10039360), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 48,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, platform and logistics solutions, and national security solutions. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2014 financial outlook are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business; or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations; our extensive use of fixed-price type contracts; the rapid change of technology and high level of competition in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies and of on-going governmental investigations; the impact on our business of improper conduct by our employees, agents or business partners; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; and the fair values of our assets.

L-3 Announces Results for the 2013 Fourth Quarter	Page 9

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K for the year ended December 31, 2012, and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Fourth Quarter Ended		Year Ended Dec. 31,
	2013	2012	2013	2012

Net sales	$3,256	$3,560	$12,629	$13,146

Cost of sales	(2,932)	(3,196)	(11,371)	(11,795)

Operating income	324	364	1,258	1,351

Interest expense	(46)	(46)	(177)	(184)
Interest and other income, net	4	2	15	8
Debt retirement charge	—	(5)	—	(13)

Income from continuing operations before income taxes	282	315	1,096	1,162
Provision for income taxes	(83)	(100)	(309)	(374)

Income from continuing operations	$199	$215	$787	$788
Income from discontinued operations, net of income tax	—	—	—	32

Net income	199	215	787	820
Net income from continuing operations attributable to noncontrolling interests	(3)	(3)	(9)	(6)
Net income from discontinued operations attributable to noncontrolling interests	—	—	—	(4)

Net income attributable to L-3	$196	$212	$778	$810

Basic earnings per share attributable to L-3 Holdings’ common shareholders:

Continuing operations	$2.23	$2.28	$8.70	$8.12

Discontinued operations	—	—	—	0.29

Basic earnings per share	$2.23	$2.28	$8.70	$8.41

Diluted earnings per share attributable to L-3 Holdings’ common shareholders:

Continuing operations	$2.17	$2.25	$8.54	$8.01

Discontinued operations	—	—	—	0.29

Diluted earnings per share	$2.17	$2.25	$8.54	$8.30

L-3 Holdings’ weighted average common shares outstanding:

Basic	88.0	93.0	89.4	96.3

Diluted	90.5	94.3	91.1	97.6

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions)

	Fourth Quarter Ended		Year Ended Dec. 31,
	2013	2012	2013	2012
Segment operating data

Net sales:
C3ISR	$846	$967	$3,367	$3,601
Electronic Systems	1,484	1,617	5,524	5,677
P&LS	616	629	2,443	2,483
NSS	310	347	1,295	1,385

Total	$3,256	$3,560	$12,629	$13,146

Operating income:
C3ISR	$77	$92	$301	$364
Electronic Systems	177	192	645	672
P&LS	51	57	227	236
NSS	19	23	85	79

Total	$324	$364	$1,258	$1,351

Operating margin:
C3ISR	9.1%	9.5%	8.9%	10.1%
Electronic Systems	11.9%	11.9%	11.7%	11.8%
P&LS	8.3%	9.1%	9.3%	9.5%
NSS	6.1%	6.6%	6.6%	5.7%
Total	10.0%	10.2%	10.0%	10.3%

Depreciation and amortization:
C3ISR	$12	$13	$45	$47
Electronic Systems	36	42	141	147
P&LS	5	5	17	20
NSS	3	3	11	14

Total	$56	$63	$214	$228

Funded order data
C3ISR	$897	$1,094	$3,231	$3,706
Electronic Systems	1,371	1,370	5,506	5,745
P&LS	499	614	2,152	2,916
NSS	214	268	1,167	1,431

Total	$2,981	$3,346	$12,056	$13,798

			Dec. 31, 2013	Dec. 31, 2012
Period end data
Funded backlog			$10,316	$10,884

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	Dec. 31, 2013	Dec. 31, 2012
ASSETS

Cash and cash equivalents	$500	$349
Billed receivables, net	1,015	968
Contracts in process	2,526	2,592
Inventories	359	363
Deferred income taxes	113	95
Other current assets	124	138

Total current assets	4,637	4,505

Property, plant and equipment, net	1,039	1,016
Goodwill	7,796	7,776
Identifiable intangible assets	285	314
Deferred debt issue costs	24	29
Other assets	215	151

Total assets	$13,996	$13,791

LIABILITIES AND EQUITY

Accounts payable, trade	$541	$494
Accrued employment costs	538	551
Accrued expenses	460	462
Advance payments and billings in excess of costs incurred	570	618
Income taxes	10	21
Other current liabilities	383	400

Total current liabilities	2,502	2,546

Pension and postretirement benefits	727	1,360
Deferred income taxes	641	328
Other liabilities	395	385
Long-term debt	3,630	3,629

Total liabilities	7,895	8,248

Shareholders’ equity	6,026	5,467
Noncontrolling interests of continuing operations	75	76

Total equity	6,101	5,543

Total liabilities and equity	$13,996	$13,791

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended Dec. 31,
	2013	2012
Operating activities
Net income	$787	$820
Income from discontinued operations, net of tax	—	(32)

Income from continuing operations	787	788
Depreciation of property, plant and equipment	166	170
Amortization of intangibles and other assets	48	58
Deferred income tax provision	29	112
Stock-based employee compensation expense	59	59
Contributions to employee savings plans in L-3 Holdings’ common stock	114	125
Amortization of pension and postretirement benefit plans net loss and prior service cost	83	68
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	6	7
Equity in losses of unconsolidated subsidiaries	—	3
Other non-cash items	2	9
Changes in operating assets and liabilities, excluding amounts from acquisitions, divestitures and discontinued operations:
Billed receivables	(42)	147
Contracts in process	87	(121)
Inventories	7	(40)
Other assets	(79)	11
Accounts payable, trade	45	81
Accrued employment costs	(9)	(13)
Accrued expenses	5	(106)
Advance payments and billings in excess of costs incurred	(47)	33
Income taxes	58	(48)
Excess income tax benefits related to share-based payment arrangements	(4)	(3)
Other current liabilities	(12)	(45)
Pension and postretirement benefits	14	(64)
All other operating activities	(54)	—

Net cash from operating activities from continuing operations	1,263	1,231

Investing activities
Contribution received from the spin-off of Engility	—	335
Business acquisitions, net of cash acquired	(62)	(348)
Proceeds from sale of a business	4	5
Capital expenditures	(209)	(210)
Dispositions of property, plant and equipment	12	5
Cash from equity investees	—	20
Other investing activities	(6)	(7)

Net cash used in investing activities from continuing operations	(261)	(200)

Financing activities
Redemption of Senior Notes	—	(500)
Borrowings under revolving credit facility	1,893	596
Repayment of borrowings under revolving credit facility	(1,893)	(596)
Common stock repurchased	(800)	(872)
Dividends paid on L-3 Holdings’ common stock	(199)	(195)
Proceeds from exercises of stock options	128	19
Proceeds from employee stock purchase plan	36	39
Debt issue costs	—	(6)
Excess income tax benefits related to share-based payment arrangements	4	3
Other financing activities	(18)	(15)

Net cash used in financing activities from continuing operations	(849)	(1,527)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(2)	7
Cash from (used in) discontinued operations:
Operating activities	—	75
Financing activities	—	(1)

Cash from discontinued operations	—	74

Net increase (decrease) in cash and cash equivalents	151	(415)
Cash and cash equivalents, beginning of the year	349	764

Cash and cash equivalents, end of the year	$500	$349